FOR IMMEDIATE RELEASE

Kingstone Announces Contract Extension for Chief Executive Officer Meryl Golden

KINGSTON, N.Y. – April 17, 2024 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that its Board of Directors has agreed with Meryl Golden, Chief Executive Officer, to extend the term of her employment agreement another two years, through December 31, 2026. Ms. Golden's initial term was set to expire December 31, 2024.

"We are very pleased to extend Ms. Golden's agreement for another two years. Ms. Golden's implementation of numerous strategic initiatives at Kingstone, coupled with her adept leadership of our organization, has played a pivotal role in driving the Company's transformative journey," said Barry Goldstein, Chairman of the Board. "Ms. Golden has demonstrated innovative leadership and a keen strategic vision for the Company, leading the Board of Directors to express full confidence in her ability to steer Kingstone towards long-term success in the future."

"I am deeply honored by the opportunity to further lead this great Company and am eager to continue our momentum," said Ms. Golden, Chief Executive Officer. "We are only in the initial phase of unlocking the full potential of our operations. I look forward to further collaborating with our esteemed Board, our exceptional management team, and our dedicated producers to drive our growth and profitability, ultimately delivering sustainable long-term shareholder value."

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com